Exhibit 3.2

                   CERTIFICATE OF DETERMINATION OF PREFERENCES
                                       OF
                      8 3/4% SERIES C CUMULATIVE REDEEMABLE
                                 PREFERRED STOCK
                                       OF
                             PS BUSINESS PARKS, INC.

        [As filed in the office of the Secretary of State of the State of California on September 3, 1999]

        The undersigned, David Goldberg and Jack E. Corrigan, Vice President and Secretary, respectively, of PS BUSINESS PARKS, INC., a California corporation, do hereby certify:

        FIRST:  The  Restated  Articles  of  Incorporation  of  the  Corporation
authorize the issuance of 50,000,000 shares of stock designated "preferred shares," issuable from time to time in one or more series, and authorize the Board of Directors to fix the number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference of any wholly unissued series of such preferred shares, and the number of shares constituting any such series.

        SECOND: The Board of Directors of the Corporation did duly adopt the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of preferred shares to be known as "8 3/4% Series C Cumulative Redeemable Preferred Stock" consisting of 3,200,000 shares, none of the shares of such series having been issued.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        IN WITNESS WHEREOF, the undersigned have executed this certificate this 3rd day of September, 1999.


                                        /s/ David Goldberg
                                        --------------------------
                                        David Goldberg, Vice President


                                        /s/ Jack E. Corrigan
                                        --------------------------
                                        Jack E. Corrigan, Secretary

                                    EXHIBIT A

                      RESOLUTION OF THE BOARD OF DIRECTORS
                           OF PS BUSINESS PARKS, INC.

                    ESTABLISHING A SERIES OF 8 3/4% SERIES C
                      CUMULATIVE REDEEMABLE PREFERRED STOCK


        RESOLVED that pursuant to the authority conferred upon the Board of Directors by Article III of the Restated Articles of Incorporation of this Corporation, there is hereby established a series of the authorized preferred shares of this Corporation having a par value of $.01 per share, which series shall be designated "8 3/4% Series C Cumulative Redeemable Preferred Stock," shall consist of 3,200,000 shares and shall have the following rights, preferences and privileges:

        1. Rank. The 8 3/4% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, or both, rank senior to all classes or series of Common Shares and to all classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Corporation expressly designated as ranking on a parity with or senior to the Series C Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation. For purposes of this Certificate of Determination, the term "Parity Preferred Stock" shall be used to refer to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated by the Corporation to rank on a parity with Series C Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation (including the Corporation's 9 1/4% Cumulative Preferred Stock, Series A and 8 7/8% Series B Cumulative Redeemable Preferred Stock). For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Shares and Preferred Stock), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

        2. Distribution Rights. (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions, holders of Series C Preferred Stock shall be entitled to receive the Series C Priority Return, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for the payment of distributions. Such distributions shall be cumulative, shall accrue from the original date of issuance of the Series C Preferred Stock and will be payable (A) quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year commencing on the first such date following the date of issuance of such stock and, (B) in the event of a redemption, on the redemption date (each a "Series C Preferred Stock Distribution Payment Date"). If any Series C Preferred Stock Distribution Payment Date is not a Business Day (as defined herein), then payment of the distribution to be made on such date shall be made on the Business Day immediately preceding such Series C Preferred Stock Distribution Payment Date in each case with the same force and effect as if made on such date. Distributions on the Series C Preferred Stock will be made to the holders of record of the Series C Preferred Stock on the relevant record dates to be fixed by the Board of Directors of the Corporation, which record dates shall in no event be more than 45 days or less than 15 days prior to the relevant Series C Preferred Stock Distribution Payment Date (each a "Distribution Record Date").

        For purposes of this Certificate of Determination, the following terms shall have the meanings set forth herein: (i) "Liquidation Preference" shall mean, with respect to the Series C Preferred Stock, $25.00 per share of Series C Preferred Stock, plus the amount of any accumulated and unpaid Series C Priority Return (as hereinafter defined) with respect to such share, whether or not declared, minus any distributions in excess of the Series C Priority Return that has occurred with respect to such Series C Preferred Units, to the date of payment; (ii) "Series C Priority Return" shall mean an amount equal to 8 3/4% per annum of the Liquidation Preference per share of Series C Preferred Stock, commencing on the date of issuance of such share of Series C Preferred Stock, determined on the basis of a 360-day year of twelve 30-day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days), cumulative to the extent not distributed on any Series C Preferred Stock Distribution Payment Date plus the per share amount accrued on each share of Series C Preferred Stock on the date of issuance of such shares in exchange of Series C Preferred Units of PS Business Parks, L.P. corresponding to the accrued and unpaid priority return on such Preferred Units, if any; and (iii) "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

        (b) Prohibition on Distributions. No distributions on Series C Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at any such time as the terms and provisions of any agreement of the Corporation including any agreement relating to indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law.

        (c) Distributions Cumulative. Distributions on the Series C Preferred Stock will accrue whether or not the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness at any time prohibits the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series C Preferred Stock will accumulate as of the Series C Preferred Stock Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series C Preferred Stock Distribution Payment Date to holders of record of the Series C Preferred Stock on the record date fixed by the Board of Directors which date shall not exceed fifteen (15) business days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

        (d) Priority as to Distributions. (i) So long as any Series C Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Shares or any class or series of other stock of the Corporation ranking junior as to the payment of distributions or rights upon voluntary or involuntary dissolution, liquidation or winding-up of the Corporation to the Series C Preferred Stock (such Common Shares or other junior stock, collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Preferred Stock, any Parity Preferred Stock or any Junior Stock, unless, in each case, all distributions accumulated on all Series C Preferred Stock and all classes and series of outstanding Parity Preferred Stock have been paid in full. The foregoing sentence shall not prohibit (i) distributions payable solely in Junior Stock, and (ii) the conversion of Series C Preferred Stock, Junior Stock or Parity Preferred Stock into stock of the Corporation ranking junior to the Series C Preferred Stock as to distributions.

        (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series C Preferred Stock, all distributions authorized and declared on the Series C Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series C Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series C Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock do not have cumulative distribution rights) bear to each other.

        (e) No Further Rights. Holders of Series C Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

        3. Liquidation. (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and subject to any series of capital stock ranking senior to the Series C Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Corporation, but before any payment or distributions of the assets shall be made to holders of Common Shares or any other class or series of shares of the Corporation that ranks junior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, an amount equal to the Liquidation Preference per share of Series C Preferred Stock. If upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series C Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, all payments of liquidating distributions on the Series C Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series C Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series C Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Corporation bear to each other.

      (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 10 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

        (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

        (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or the consolidation or merger or other business combination of the Corporation with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Corporation) or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

        4. Optional Redemption. (a) Right of Optional Redemption. The Series C Preferred Stock may not be redeemed prior to September 3, 2004. On or after such date, the Corporation shall have the right to redeem the Series C Preferred Stock, in whole (but not in part), at any time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to the Liquidation Preference (the "Series C Redemption Price").

        (b) Limitation on Redemption. The redemption price of the Series C Preferred Stock will be payable solely to the extent such payment would be permitted as a distribution under the California Corporations Code.

        (c) Procedures for Redemption. (i) Notice of redemption will be (i) faxed, and (ii) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price,
(iii) the number of shares of Series C Preferred Stock to be redeemed, (iv) the place or places where such shares of Series C Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series C Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series C Preferred Stock.

        (ii) If the Corporation gives a notice of redemption in respect of Series C Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of the Series C Preferred Stock being redeemed funds sufficient to pay the applicable Series C Redemption Price, and will give irrevocable instructions and authority to pay such Series C Redemption Price to the holders of the Series C Preferred Stock upon surrender of the certificate evidencing the Series C Preferred Stock by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series C Preferred Stock called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series C Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series C Redemption Price or any accumulated or unpaid distributions in respect of the Series C Preferred Stock is improperly withheld or refused and not paid by the Corporation, distributions on such Series C Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series C Redemption Price.

        (d) Status of Redeemed Stock. Any Series C Preferred Stock that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

        5. Voting Rights. (a) General. Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below.

        (b) Right to Elect Directors. If the Corporation shall fail to pay full cumulative dividends on the shares of Series C Preferred Stock or any of its preferred shares for six quarterly dividend payment periods, whether or not consecutive (a "Dividend Default"), the holders of all outstanding preferred shares, voting as a single class without regard to series, will be entitled to elect two Directors until full cumulative dividends for all past dividend payment periods on all preferred shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect Directors separately as a class in the case of future Dividend Defaults. At any time when such right to elect Directors separately as a class shall have so vested, the Corporation may call, and, upon the written request of the holders of record of not less than 20% of the total number of preferred shares of the Corporation then outstanding, shall call, a special meeting of stockholders for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation; provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Corporation and the holders of all classes of outstanding preferred shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Shareholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Corporation or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director elected as aforesaid.

        (c) Certain Voting Rights. So long as any Series C Preferred Stock or Series C Preferred Units exchangeable into Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the Series C Preferred  Stock  outstanding  at the time
(i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series C Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock is issued to an Affiliate of the Corporation on terms that differ from the terms of such series of Parity Preferred Stock issued to the public or non-Affiliates of the Corporation, or (iii) either (A)
consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Corporation's Charter (including this Certificate of Determination) or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the
Corporation's assets as an entirety, so long as (a) the Corporation is the surviving entity and the Series C Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes the Series C Preferred Stock for other preferred stock having substantially the same terms and same rights as the Series C Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed materially and adversely affect such rights, privileges or voting powers of the holders of the Series C Preferred Stock; and provided, further, that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series C Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity with the Series C Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Preferred Stock is not issued to an Affiliate of the Corporation on terms that differ from the terms of any Parity Preferred Stock issued to the public or non-Affiliates of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of this Series and any other series of preferred shares ranking on a parity with this Series as to dividends and upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking prior to this Series as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security, but subject to Section 5(c)(ii) hereof, the Articles of Incorporation may be amended to increase the number of authorized preferred shares ranking on a parity with or junior to this Series or to create another class of preferred shares ranking on a parity with or junior to this Series without the vote of the holders of outstanding shares of this Series.

        6. Conversion. The holders of the Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Corporation.

        7. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series C Preferred Stock.

        8. No Preemptive Rights. No holder of the Series C Preferred Stock of the Corporation shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.